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EXHIBIT 11

HILTON HOTELS CORPORATION AND SUBSIDIARIES

Computation of Per Share Earnings

	2000	2001		2002
Basic
Net income (in millions)	$272	166		198
Weighted average common shares	368,429,000	369,026,000		373,992,000

Basic earnings per common share	$0.74	0.45		0.53

Diluted
Income (in millions)
Net income	$272	166		198
Add after tax interest applicable to 5% convertible notes	15	15		16

Net income, as adjusted	$287	181		214
Shares
Weighted average common shares—basic	368,429,000	369,026,000		373,992,000
Assuming conversion of 5% convertible notes	22,558,000	22,556,000		22,556,000
Dilutive effect of assumed option exercises (as determined by the application of the treasury stock method)	646,000	2,308,000		4,116,000

Common and common equivalent shares as adjusted	391,633,000	393,890,000		400,664,000

Diluted earnings per common share	$0.73	0.46	(1)	0.53

(1)
This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result in the 2001 period.

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  EXHIBIT 11
HILTON HOTELS CORPORATION AND SUBSIDIARIES Computation of Per Share Earnings